UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Retail Properties of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 21, 2015 at 9:00 a.m. Eastern Time at the Four Seasons Hotel — Washington, D.C., 2800 Pennsylvania Avenue N.W., Washington, D.C. 20007.

The purposes of the Annual Meeting are:

•	To elect eight directors, nominated by the Board of Directors of the Company, to hold office until the 2016 annual meeting of stockholders and until their successors are elected and qualify;

•	To approve the Company’s executive compensation on an advisory basis;

•	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015; and

•	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 13, 2015 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet, or by calling a toll-free telephone number, by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our Company.

Dated: March 31, 2015	By order of the Board of Directors, /s/ Dennis K. Holland Dennis K. Holland Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 21, 2015:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

i

RETAIL PROPERTIES OF AMERICA, INC.

2021 SPRING ROAD, SUITE 200

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2015

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 21, 2015 at 9:00 a.m. Eastern Time at the Four Seasons Hotel – Washington, D.C., 2800 Pennsylvania Avenue, Washington, D.C. 20007. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about March 31, 2015, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 13, 2015, the record date fixed by the Board for determining the holders of record of our common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about March 31, 2015, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 13, 2015, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 237,186,483 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods.

By Internet. Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 20, 2015. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free phone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 20, 2015. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials, and you choose not to authorize your proxy by touch-tone telephone or over the Internet, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement. If you vote via mail, you do not need to return your proxy card.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Each executed and timely returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015; and (iv) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.

What happens if I do not provide instructions to my bank, broker or other nominee on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent registered public accounting firm (Proposal 3), banks, brokers and other nominees of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other nominee on how to vote in the election of the directors (Proposal 1) or the advisory resolution approving executive compensation (Proposal 2), no votes will be cast on these proposals on your behalf.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.	Election of directors: The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.

2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

3.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.

Abstentions and “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 is a matter considered routine under applicable rules and, therefore, no broker non-votes are expected to exist in connection with the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies on our behalf for an estimated fee of $7,500 plus expenses.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by contacting us by telephone at (800) 541-7661. For future annual meetings, a stockholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at http://www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities. Our SEC filings are also available to the public on the website maintained by the SEC at http://www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF EIGHT INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, or the NCG Committee, our Board has nominated each of our current Board members to stand for re-election at the Annual Meeting, except for Barbara Murphy who will not be standing for re-election as a member of our Board. Upon the expiration of Ms. Murphy’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Each nominee is currently serving as a director of the Company. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as they shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the NYSE’s listing standards, except for Steven P. Grimes.

The election of members of the Board is conducted on an annual basis. The individuals elected to the Board serve a one-year term and until their successors are elected and qualify. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Five of the nominees have been directors since January 1, 2008, three of whom have been directors since 2003. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 15, 2015.

Name, Positions With RPAI and Age	Business Experience

GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 71	Gerald M. Gorski has been one of our directors since July 1, 2003 and Chairman of the Board since October 12, 2010. He has been a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois since 1978. Mr. Gorski’s practice is focused on governmental law, and he represents numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois. He received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School. Mr. Gorski serves as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority. Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park. He has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at a number of municipal law conferences. Mr. Gorski was a 2013 National Association of Corporate Directors, or NACD, Board Leadership Fellow.

Name, Positions With RPAI and Age	Business Experience

FRANK A. CATALANO, JR. Director since 2003 Age 53	Frank A. Catalano, Jr. has been one of our directors since our inception on March 5, 2003. Since 1999, Mr. Catalano has served as President of Catalano & Associates, a real estate company that engages in brokerage and property management services and the rehabilitation and leasing of office buildings. Mr. Catalano’s experience also includes mortgage banking. From February 2008 until 2011, he was with Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, as their Regional Vice President. From 2002 until August 2007, he was a Vice President of American Home Mortgage Company. He also was Regional Vice President of Flagstar Bank from January 2001 through March 2002 and President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is currently a member of the Elmhurst Memorial Healthcare Board of Governors and formerly served as the chairman of the board of the Elmhurst Chamber of Commerce. Mr. Catalano was a 2013 NACD Board Leadership Fellow. He holds a real estate broker’s license.

PAUL R. GAUVREAU Director since 2003 Age 75	Paul R. Gauvreau has been one of our directors since our inception on March 5, 2003. He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, a NYSE listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001. He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001. He also was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc. Additionally, he was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003. Mr. Gauvreau holds an MBA from the University of Chicago and a BSC from Loyola University of Chicago. He is on the Board of Trustees and a member of the Finance Committee of Benedictine University, Lisle, Illinois and a member of the Board of Directors of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

STEVEN P. GRIMES Director since March 8, 2011; President and Chief Executive Officer since October 13, 2009 Age 48	Steven P. Grimes serves as our President and Chief Executive Officer and as a Director. Mr. Grimes has been one of our directors since March 8, 2011 and our President and Chief Executive Officer since October 13, 2009. Previously, Mr. Grimes served as our Chief Financial Officer since the internalization of our management on November 15, 2007 through December 31, 2011; Chief Operating Officer since our internalization through October 12, 2009 and Treasurer from October 14, 2008 through December 31, 2011. Prior to our internalization, Mr. Grimes served as Principal Financial Officer and Treasurer and the Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., which was our former business manager/advisor, since February 2004. Prior to joining our former business manager/advisor, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte & Touche LLP in their Chicago-based real estate practice, where he was a national deputy real estate industry leader. Mr. Grimes is also an active member of various real estate trade associations, including NAREIT, ICSC and The Real Estate Roundtable. Mr. Grimes received his B.S. in Accounting from Indiana University.

Name, Positions With RPAI and Age	Business Experience

RICHARD P. IMPERIALE Director since 2008 Age 55	Richard P. Imperiale has been one of our directors since January 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin based investment advisory holding company that, together with its affiliates, manages and advises over $2.5 billion in client accounts. Uniplan, Inc. was founded by Mr. Imperiale in 1984 and specializes in managing equity-income, REIT and micro cap specialty portfolios for clients. Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and has authored several books on investing, including Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002. Mr. Imperiale was a 2013 NACD Board Leadership Fellow. He attended Marquette University Business School where he received a B.S. in Finance.

PETER L. LYNCH Director since May 2014 Age 63	Peter L. Lynch has been one of our directors since May 2014. He was Chief Executive Officer, from 2004 through 2006, and Chairman of the board of directors, President and Chief Executive Officer, from 2006 through March 2012, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South, which was a NASDAQ-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President. Mr. Lynch is a member of the Board of Trustees of Nichols College. Mr. Lynch received a B.S. in Finance in 1974 from Nichols College.

KENNETH E. MASICK Director since 2008 Age 69	Kenneth E. Masick has been one of our directors since January 2008. He retired from Wolf & Company LLP, certified public accountants, in April 2009, having been there as a partner since its formation in 1978. That firm, one of the largest in the Chicago area, specializes in audit, tax and consulting services to privately owned businesses. Mr. Masick was partner-in-charge of the firm’s audit and accounting department and was responsible for the firm’s quality control. His accounting experience also includes feasibility studies and due diligence activities with acquisitions. Mr. Masick has been in public accounting since his graduation from Southern Illinois University in 1967. Mr. Masick also holds Series 7, 24, 27 and 63 licenses from Financial Industry Regulatory Authority. He also was treasurer and director of Wolf Financial Management LLC, a securities broker-dealer firm.

Name, Positions With RPAI and Age	Business Experience

THOMAS J. SARGEANT Director since June 2013 Age 56	Thomas J. Sargeant has been one of our directors since June 13, 2013. Mr. Sargeant retired from AvalonBay Communities, Inc., a NYSE-listed multifamily real estate investment trust, on May 31, 2014 where he had been the Chief Financial Officer since 1995. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 until 1986, Mr. Sargeant held a financial position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily related to the construction and real estate industries. Mr. Sargeant is a certified public accountant and received a B.S. in Business Administration in 1980 from the University of South Carolina.

Diversity.  Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications.  In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each Director, the NCG Committee and the Board noted the following:

•

Mr. Gorski’s experience as a lawyer and focus on local government law not only gives the Board a valuable perspective on the numerous legal issues (including land-use law) that the Company faces, but also on local political issues;

•	Mr. Catalano’s experience in running a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the business of the Company;

•

Mr. Gauvreau’s financial experience, including his serving as the chief financial officer of a NYSE-listed company and on the audit committee of a NASDAQ-listed company provides financial expertise to the Board and the Audit Committee;

•	Mr. Grimes’s experience and position as the Company’s Chief Executive Officer;

•	Mr. Imperiale’s experience in the brokerage and investment advisory industries allows him to provide useful oversight and advice as we continue to strengthen our balance sheet;

•

Mr. Lynch’s significant leadership experience, including his serving as president and chief executive officer of a NASDAQ-listed company for approximately eight years, and his extensive knowledge of financial management, strategic business planning, mergers and acquisitions and retail and non-retail operations;

•

Mr. Masick’s experience as a certified public accountant and experience in providing audit, tax and consulting services to privately-owned businesses provides financial expertise to the Board and the Audit Committee; and

•

Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust for over 15 years, provides financial expertise to the Board and the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

•	we have a majority voting standard for uncontested director elections;

•	three members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;

•	we have an independent Chairman of the Board;

•	we have opted out of the Maryland business combination and control share acquisition statutes and provide that we may not opt in without stockholder approval;

•

we do not have a stockholder rights plan, and we provide that, in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of the adoption or the plan will terminate; and

•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors.  Our Board is currently comprised of nine members. The current members of our Board are Mr. Gerald M. Gorski, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch, Mr. Kenneth E. Masick, Ms. Barbara A. Murphy and Mr. Thomas J. Sargeant. Upon the expiration of Ms. Murphy’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Board Leadership Structure.  Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing one person (Chief Executive Officer) to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the other person (Chairman of the Board) can focus on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a corporation with the large portfolio of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.  Non-management directors meet in executive session without management present at regularly scheduled meetings and at such other times that they deem appropriate.

The independent directors also meet in executive session at least once per year. The Chairman of the Board acts as the presiding director for these executive sessions of non-management directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.  The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our senior executives, (3) the direct oversight of specific areas of our business by the Executive Compensation, Audit and NCG committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls over financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. The results of the risk assessment are discussed with management and are reviewed quarterly by the committee. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal auditing controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2014

The Board met eight times during 2014. Each incumbent director who was a director during 2014 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings. However, each director who was a director at such time attended the 2014 Annual Meeting, with the exception of Ms. Murphy.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee and the NCG Committee. The composition of each of the Audit Committee, the Executive Compensation Committee and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each committee held four meetings in 2014. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chairman	Members

Audit Committee	Thomas J. Sargeant	Paul R. Gauvreau Richard P. Imperiale Kenneth E. Masick

Executive Compensation Committee	Richard P. Imperiale	Frank A. Catalano, Jr. Gerald M. Gorski Peter L. Lynch Barbara A. Murphy Thomas J. Sargeant

Nominating and Corporate Governance Committee	Frank A. Catalano, Jr.	Paul R. Gauvreau Gerald M. Gorski Peter L. Lynch Kenneth E. Masick

Audit Committee

The Board has established an Audit Committee currently comprised of Messrs. Gauvreau, Imperiale, Masick and Sargeant (chair). The Board has determined that Messrs. Gauvreau, Masick and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations page.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting.

Audit Committee Report.  The members of the Audit Committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2014 as follows:

1.        The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2014.

2.        The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.        The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee

Paul R. Gauvreau Richard P. Imperiale Kenneth E. Masick Thomas J. Sargeant

Executive Compensation Committee

The Board has established an Executive Compensation Committee currently comprised of Messrs. Catalano, Gorski, Imperiale (chair), Lynch, Sargeant and Ms. Murphy. Upon the expiration of Ms. Murphy’s term as a director at the Annual Meeting, she will cease to be a member of the Executive Compensation Committee. The Executive Compensation Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage.

The Executive Compensation Committee provides assistance to the Board in discharging its responsibilities relating to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The Executive Compensation Committee’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Executive Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the Executive Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Executive Compensation Committee.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee. The current members of the NCG Committee who selected the nominees for the Board who appear on this proxy statement are Messrs. Catalano (chair), Gauvreau, Gorski, Lynch and Masick. The NCG Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2016 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s ability to make independent analytical inquiries, general understanding of marketing, finance, accounting and other elements relevant to the success of a public company in today’s business environment, understanding of the Company’s business on a technical level, and other community service, business, educational and professional background. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate. If the members of the NCG Committee decide that an interview is warranted, one or more of those members, and others as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, director qualification standards, majority voting, director responsibilities, the responsibilities and composition of the Board committees, director access to management and independent advisors, director compensation, director and management stock ownership guidelines, director orientation and continuing education, management succession and evaluations of the performance of the Board and committees and related person transaction approval and disclosure policy. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage.

The Board also has adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all of the directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” on the Investor Relations webpage. We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

Stockholders or other interested parties may communicate with any directors of the Company or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressee(s).

Stockholders or other interested parties may communicate with non-management directors of the Company as a group by writing to Non-Management Directors of Retail Properties of America, Inc., c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressees.

All communications received as set forth in the preceding paragraphs will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual restricted stock award having a value of $100,000, effective January 1, 2015, which increased from $75,000 previously;

•	an additional annual restricted stock award having a value of $50,000 for service as Chairman of the Board, effective January 1, 2015, which increased from $25,000 previously;

•	an annual retainer of $75,000 for service as a director;

•	an additional annual retainer of $50,000 for service as Chairman of the Board;

•	an additional annual retainer of $25,000 for service as the chair of the Audit Committee;

•	an additional annual retainer of $15,000 for service as the chair of the Executive Compensation Committee;

•	an additional annual retainer of $15,000 for service as the chair of the NCG Committee, effective January 1, 2015, which increased from $10,000 previously; and

•	an additional annual retainer of $5,000 for service as a non-chair member of the Audit, Executive Compensation or NCG Committee.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders, subject to vesting on the earlier of the date of the next annual meeting of stockholders or the first anniversary of the grant date.

On May 30, 2014, each non-employee director elected at the 2014 annual meeting of stockholders received a restricted stock award of 4,987 shares, valued at a price of $15.04 per share, which was the closing price per share of our common stock on the NYSE on May 30, 2014. Mr. Gorski also received an additional restricted stock award of 1,662 shares, valued at a price of $15.04 per share, which was the closing price per share of our commons stock on the NYSE on May 30, 2014, in connection with his service as Chairman of the Board. These equity awards were all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

2014 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2014:

2014 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Gerald M. Gorski	$131,250	$100,000	$—	$231,250
Frank A. Catalano, Jr.	91,250	75,000	—	166,250
Paul R. Gauvreau	96,250	75,000	—	171,250
Richard P. Imperiale	91,250	75,000	—	166,250
Peter L. Lynch	81,250	75,000	—	156,250
Kenneth E. Masick	85,000	75,000	—	160,000
Barbara A. Murphy	80,000	75,000	—	155,000
Thomas J. Sargeant	86,250	75,000	—	161,250
Kenneth H. Beard (3)	20,000	—	—	20,000

(1)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2014, calculated as the closing price per share of our common stock on the NYSE on May 30, 2014 multiplied by the number of shares granted. As of December 31, 2014, each of the non-employee directors held 4,987 unvested shares of restricted stock that had been granted by us as director compensation, with the exception of Mr. Gorski who held 6,649 unvested shares of restricted stock.

(2)	As of December 31, 2014, Messrs. Catalano, Gauvreau and Ms. Murphy held unexercised options to purchase 10,600 shares of common stock. As of December 31, 2014, Mr. Gorski held unexercised options to purchase 8,600 shares of common stock, Messrs. Imperiale and Masick held unexercised options to purchase 12,000 shares of common stock and Messrs. Sargeant and Lynch held no unexercised options.

(3)	Represents fees earned through May 22, 2014. Mr. Beard did not stand for re-election at the 2014 annual meeting of stockholders.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 15, 2015:

Name, Positions With RPAI and Age	Business Experience

ANGELA M. AMAN Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012 Age 35	Angela M. Aman serves as our Executive Vice President, Chief Financial Officer and Treasurer of the Company. Ms. Aman joined the Company as Director of Capital Markets on August 4, 2011 and served as Vice President — Director of Capital Markets since October 11, 2011. She has served as our Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012. Prior to joining the Company, Ms. Aman was a Portfolio Manager with RREEF, the real estate investment management business of Deutsche Bank, for six years. As part of their North American investment group, she focused on retail and regional mall companies. Ms. Aman started her career in investment banking at Deutsche Bank, where she spent four years with its real estate group underwriting debt and equity offerings, as well as advising clients on mergers and acquisitions and additional strategic transactions. Ms. Aman received her B.S. in Economics from The Wharton School of The University of Pennsylvania.

NIALL J. BYRNE Vice President and President of Property Management since November 15, 2007; Executive Vice President since October 12, 2010 Age 58	Niall J. Byrne serves as our Executive Vice President and President of Property Management. In this role, Mr. Byrne is responsible for the oversight of all of the property management functions for our portfolio. Mr. Byrne has served as our Executive Vice President since October 12, 2010 and as our President of Property Management since the internalization of our management on November 15, 2007. Prior to that time, he served as a Senior Vice President of Inland Holdco Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2005. In this role, Mr. Byrne was responsible for the oversight of all of the property management, leasing and marketing activities for our portfolio and was involved in our development, acquisitions and joint venture initiatives. Previously, from 2004 to 2005, Mr. Byrne served as Vice President of Asset Management of American Landmark Properties, Ltd., a private real estate company, where he was responsible for a large commercial and residential portfolio of properties. Prior to joining American Landmark Properties, Ltd., Mr. Byrne served as Senior Vice President/Director of Operations for Providence Management Company, LLC, or PMC Chicago, from 2000 to 2004. At PMC Chicago, he oversaw all aspects of property operations, daily management and asset management functions for an 8,000-unit multi-family portfolio. Prior to joining PMC Chicago, Mr. Byrne had over 15 years of real estate experience with the Chicago-based Habitat Company and with American Express/Balcor and five years of public accounting experience. Mr. Byrne received his B.S. in Accounting from DePaul University and is a Certified Public Accountant.

Name, Positions With RPAI and Age	Business Experience

SHANE C. GARRISON Chief Investment Officer since November 15, 2007; Executive Vice President since October 12, 2010; Chief Operating Officer since January 1, 2012 Age 45	Shane C. Garrison serves as our Executive Vice President, Chief Investment Officer and Chief Operating Officer. In this role, Mr. Garrison is responsible for several operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. Mr. Garrison has served as our Chief Operating Officer since January 1, 2012, as our Executive Vice President since October 12, 2010 and as our Chief Investment Officer since the internalization of our management on November 15, 2007. Prior to that time, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2004. In this role, Mr. Garrison underwrote over $1.2 billion of assets acquired by the Company, and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison had served as head of asset management for ECI Properties, a small boutique owner of industrial and retail properties, and the general manager of the Midwest region for Circuit City, formerly a large electronics retailer. Mr. Garrison received his B.S. in Business Administration from Illinois State University and an MBA in Real Estate Finance from DePaul University.

DENNIS K. HOLLAND General Counsel and Secretary since November 15, 2007; Executive Vice President since October 12, 2010 Age 62	Dennis K. Holland serves as our Executive Vice President, General Counsel and Secretary. In this role, Mr. Holland manages our legal department and is involved in all aspects of our business, including real estate acquisitions and financings, sales, securities laws, corporate governance matters, leasing and tenant matters and litigation management. Mr. Holland has served as our Executive Vice President since October 12, 2010 and as our General Counsel and Secretary since the internalization of our management on November 15, 2007. Prior to that time, he served as Associate Counsel of The Inland Real Estate Group, Inc., an affiliate of our former business manager/advisor, since December 2003. Prior to December 2003, Mr. Holland served as Deputy General Counsel of Heller Financial, Inc. and General Counsel of its real estate group, and in a business role with GE Capital following its acquisition of Heller Financial. Mr. Holland received his B.S. in Economics from Bradley University in 1974 and a J.D. from the John Marshall Law School in 1979.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2014 for our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the “Summary Compensation Table” below. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes, Byrne, Garrison and Holland and Ms. Aman, collectively, as the Named Executive Officers.

Executive Summary

Our 2014 executive compensation program for our Named Executive Officers was designed to be aligned with our annual performance and our performance with respect to our long-term strategy and continues our three-year migration to a market-based compensation structure in tandem with the achievement by our

Named Executive Officers of the ownership guidelines discussed in “— Director and Officer Stock Ownership Guidelines” below. The principles underlying our compensation policies and practices and the results of our compensation decisions for 2014 for our Named Executive Officers are included in “— 2014 Compensation Program Design” below.

Our executive management team has worked to strategically position us for long-term performance by focusing their efforts on certain growth objectives, including, among others, strategically repositioning our portfolio by opportunistically increasing our concentration in certain target markets, efficiently recycling capital to enhance the strength of our portfolio and the quality of our long-term cash flow stream, and significantly improving our credit metrics and enhancing our financial flexibility to allow us to capitalize on internal and external growth opportunities. Our compensation program and decisions for 2014 are designed to reward corporate and individual performances and achievements commensurate with our business results and the execution of our growth objectives, which we believe advance our strategy to become a dominant shopping center owner in 10-15 target markets.

Our executive compensation program supports our strategy through a combination of annual operating performance metrics, including relative total stockholder return and growth in same store EBITDA, as well as individual results. The program provides for significant upside potential, as well as the potential to earn no incentive compensation if specified company goals are not achieved. At the same time, the executive compensation program encourages the execution of our long-term strategy. With respect to company goals, the same annual operating performance metrics are used to evaluate each Named Executive Officer, with the weight of each metric varying for each Named Executive Officer.

Compensation Program Design Advances Business Strategy

In 2013, we began the realignment of certain aspects of our executive compensation programs to better reflect our business strategy, talent priorities and market practices and also restructured our executive compensation mix, which historically relied heavily on base salary and cash compensation rather than long-term, performance-based incentives. The goal of this realignment is to migrate our executive compensation, which historically has lagged the market in total compensation, including base salary and equity incentive compensation, to the median of our peer group over a three-year period beginning in 2013. Additionally, we restructured our compensation mix to reflect our desired marketplace positioning, retention considerations and long-term strategic needs, placing greater emphasis on incentive compensation payable exclusively in restricted stock until stock ownership guidelines have been met, utilizing company goals based on relative total stockholder return and growth in same store EBITDA and vesting periods consistent with our peers.

We believe that our shift to greater performance-based compensation, which sets company goals based on annual operating performance metrics, better complements our business strategy because it appropriately motivates our executives who drive long-term value creation and encourages such executives to promote the development and execution of our strategic growth objectives, while also discouraging unnecessary risk-taking. In doing so, it better aligns the interests of our stockholders with that of executive management.

Base Salary

For 2014, there were significant increases in base salary for certain of our Named Executive Officers consistent with our decision to realign such compensation to the median of our peer group over a three-year period. 2014 represents the second year of this three-year migration. Further, the increases highlight the Company’s continued shortfall in base salary compensation when compared to its peers, who continue to increase their compensation levels generally over time.

We also considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the Named Executive Officer’s responsibilities within the Company; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the officer and his or her contributions to the Company; (iv) a review of historical compensation information for the individual officer; (v) a subjective determination of the compensation needed to motivate and retain that individual; and (vi) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

Equity Incentive Compensation

For 2014, we continued to increase the percentage of each Named Executive Officer’s target equity incentive compensation as a percentage of his or her total potential compensation, with target equity incentive compensation representing 50% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, representing 70% of his total potential compensation, payable exclusively in restricted stock until stock ownership guidelines have been met.

We continued to use growth in same store EBITDA as a key performance metric for our 2014 target incentive compensation as we believe it is the metric that most accurately reflects the progress of our operational strategy as we continue to execute on our broader asset repositioning objectives, while also prudently managing corporate level expenses. EBITDA represents net income attributable to common shareholders before interest, taxes, depreciation and amortization and same store EBITDA includes recurring general and administrative expenses. Same store EBITDA is an important and meaningful measurement of growth in our portfolio as it includes the Company’s same store portfolio consisting of 197 operating properties as of December 31, 2014 that were acquired or placed in service and stabilized prior to January 1, 2013. Same store EBITDA is impacted by key property value drivers such as growth in revenues, occupancy, percentage rent and specialty income, and maintenance of property operating and general and administrative expenses. Same store EBITDA is not, however, impacted by financial and operating strategies that may improve short-term performance but increase risk. Each Named Executive Officer’s performance contributes to the Company’s same store EBITDA, making it a fair and accurate tool on which to evaluate such Named Executive Officer’s performance and to determine incentive compensation awards.

We also continued to use relative total stockholder return as a key performance metric for our 2014 target incentive compensation as we believe it demonstrates value creation for our stockholders. Relative total stockholder return is a percentage return on an investment in our common stock compared to the relative total stockholder return of the NAREIT Shopping Center Index assuming a one-year hypothetical investment and assuming the reinvestment of all dividends.

For 2014, our annual performance-based incentive compensation program was based on the following goals:

Annual Incentive Compensation Goals
Goals	Description
Relative Total Stockholder Return	Relative total stockholder return equal to or greater than the NAREIT Shopping Center Index measured on an annual basis.

Same Store EBITDA	To achieve same store EBITDA growth, including recurring general and administrative expenses, equal to or greater than 0.75% measured on an annual basis and based on wholly-owned properties in our portfolio since January 1, 2013.

Individual Performance	Evaluation of executive performance against individual performance goals.

Each of the Named Executive Officers was only eligible to receive his or her target equity compensation if and to the extent that the pre-established company and individual goals were achieved. The following table sets forth the percentage of the target value of our equity incentive compensation for 2014 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Total Stockholder Return	Same Store EBITDA	Individual Goals
Steven P. Grimes	37.5%	37.5%	25.0%
Angela M. Aman	30.0%	30.0%	40.0%
Niall J. Byrne	30.0%	30.0%	40.0%
Shane C. Garrison	30.0%	30.0%	40.0%
Dennis K. Holland	25.0%	25.0%	50.0%

Additionally, each Named Executive Officer receives a payout as a percentage of the target he or she achieves relative to his or her performance level for the two corporate goals outlined above. The performance levels and payout amounts are set forth below:

Performance Level	Payout as a Percentage of Target
Less Than Goal Achieved	0%
Goal Achieved — Target	100%
125% of Goal Achieved — Above Target	125%
150% of Goal Achieved — Maximum Target	200%

For 2014, we achieved same store EBITDA growth of 4.0%, in large part due to the successful management of general and administrative expenses and accounts receivable as well as increases in percentage rent and specialty income, and total stockholder return of more than 700 basis points above the NAREIT Shopping Center Index as demonstrated in the following chart.

Accordingly, based on a review of our performance as measured by the company goals set forth above, the Committee determined that all of the company goals had been achieved at the maximum target level and, as a result, each of the Named Executive Officers had earned 200% of the portion of his or her target equity incentive compensation award that was based on company goals. The Committee also determined that each of the Named Executive Officers had met or exceeded his or her individual goals for 2014 and, also as a result of the connection between individual and company goals and the achievement of company goals at the maximum target level, had earned 200% of the portion of his or her equity compensation award that was based on individual goals.

2014 Compensation Program Design

Objectives of our Executive Compensation Programs

The primary objectives of our executive compensation programs are: (i) to attract, retain and reward experienced, highly motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability, (ii) to motivate and direct the performance of management with clearly-defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders. We attempt to achieve our objectives through offering the opportunity to earn a combination of cash and equity-based compensation to provide appropriate incentives for our executives.

Components of our 2014 Compensation Plan

The following table summarizes the components of our 2014 compensation plan for our Named Executive Officers.

Component	Form of Payout	Objective	Characteristic
Base Salary	Cash	Annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis

Annual Performance-based Incentive Compensation	Restricted Stock	Incentive to achieve individual objectives in support of long-term strategy and alignment of interests with stockholders’ investment	Earned based on the achievement of individual goals in support of Company initiatives and long-term strategy; awards vest over a one-year period

Long-Term Incentive Compensation	Restricted Stock	Incentive to achieve corporate objectives in support of long-term strategy and alignment of interests with stockholders’ investment	Earned based on the achievement of company goals in support of Company initiatives, long-range strategy and growth in stockholder value, and are based on growth in same store EBITDA and relative total stockholder return performance in relation to the NAREIT Shopping Center Index; awards vest ratably over a three-year period

Retirement Benefits	Plan Contributions	Industry competitive benefits	Tax-qualified defined contributions to a 401(k) plan under rules defined by the Internal Revenue Code

Health and Other Welfare Benefits	Benefits Coverage	Industry competitive benefits	Health, life, disability and other insurance, and customary fringe benefits for basic health and welfare needs

Executive Compensation Review for 2014

In connection with the review by the Executive Compensation Committee, or the Committee, of our executive compensation programs and levels for 2014, the Committee retained compensation consultant Steven Hall & Partners, or SH&P. In October 2013, SH&P prepared a written report for the Committee providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for the Named Executive Officers, (ii) analysis of our current annual and long-term incentive programs with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved review of the documents governing our current executive compensation levels and programs and an external analysis which involved review of our 13-company peer group, and (iv) SH&P’s recommendations regarding the overall design of our executive compensation program for 2014.

Benchmarking

In connection with its analysis, SH&P also developed a peer group comprised of 13 retail REITs to be used, along with other market data, in benchmarking our executive compensation programs and levels. The companies selected for the peer group represent similar businesses and have annual revenue and market capitalization comparable to ours. This peer group used for benchmarking our executive compensation for fiscal 2014, or our 2014 peer group, included the following companies:

Brixmor Property Group, Inc.	Federal Realty Investment Trust	Penn Real Estate Investment Trust
CBL & Associates Properties, Inc.	Glimcher Realty Trust	Regency Centers Corp.
DDR Corp.	Kimco Realty Corp.	Tanger Factory Outlet Center, Inc.
Equity One, Inc.	Macerich Co.	Taubman Centers, Inc.
Weingarten Realty Investors

The 2014 peer group data presented to the Committee included information regarding base salary, bonus amounts, total annual compensation and long-term equity and incentive compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions. Additionally, SH&P reviewed and provided analysis regarding the annual and long-term incentive plan designs and share ownership guidelines utilized by the companies in our peer group, identifying trends in the structuring of executive compensation.

Our Executive Compensation Programs

For 2014, our executive compensation programs primarily consisted of base salary and equity incentive compensation. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with our objectives of motivating the performance of management with clearly-defined goals and measures of achievement and aligning the interests of management with the interests of our stockholders through our stock ownership guidelines, equity incentive compensation constitutes the majority of our total executive compensation. We also structured our equity incentive compensation to be based on our actual performance compared to pre-established performance goals. In 2013, we significantly restructured the compensation mix for the Named Executive Officers in order to place a greater emphasis on incentive compensation and we have continued to utilize that structure for 2014. Accordingly, the percentage of each Named Executive Officer’s target incentive compensation for 2014 constituted a majority of his or her total potential compensation.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to the Named Executive Officers for 2014 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay the Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the annual base salaries for the Named Executive Officers for 2014 and 2013:

Named Executive Officer	2014 Base Salary	2013 Base Salary	Percentage Change
Steven P. Grimes	$825,000	$700,000	17.9%
Angela M. Aman	490,000	425,000	15.3%
Niall J. Byrne	325,000	325,000	—
Shane C. Garrison	545,000	475,000	14.7%
Dennis K. Holland	375,000	375,000	—

For 2014, we increased the base salary for Messrs. Grimes and Garrison and Ms. Aman as we continue to migrate their base salaries to the median level of our 2014 peer group for each of their comparable positions. This increase was based on the Committee’s review of the SH&P report and competitive market compensation data. The Committee concluded that the amount of base salaries for our executives continues to lag the market, in most cases, and in order to meet our objective of attracting, motivating and retaining talented executives, base salaries, as a component of total compensation, needed to increase in order to bring our executives’ base salaries in line with the median level of our 2014 peer group for each of their comparable positions.

The Committee also considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the officer’s responsibilities within the Company; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the officer and his or her contributions to the Company; (iv) a review of historical compensation information for the individual officer; (v) a subjective determination of the compensation needed to motivate and retain that individual; and (vi) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

Equity Incentive Compensation

Our equity incentive compensation program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to motivate and direct the performance of management with clearly-defined goals and measures of achievement, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. For 2014, we continued to use restricted stock for our equity incentive compensation program because we believe that this award provides the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price. Under our equity incentive compensation program for 2014, each of the Named Executive Officers was eligible to receive a grant of restricted stock up to a specified target dollar value based on the achievement of pre-established company and individual goals. The number of shares of restricted stock to be granted is calculated by dividing the dollar value earned by the Named Executive Officer based on the achievement of these goals by the closing price of our common stock on the date the Committee determines whether the goals have been achieved or, if such date occurs during the regular quarterly blackout period under our insider trading policy, on the second business day after we have announced earnings for the applicable quarter. Any shares of restricted stock that are granted are subject to vesting requirements, with 100% vesting on the first anniversary of the grant date for awards based on individual goals and one-third vesting on each of the first, second and third anniversaries of the grant date for awards based on company goals, in each case, subject to continued employment through such dates.

2014 Target Equity Incentive Compensation

The following table sets forth the target dollar values of our equity incentive compensation that the Named Executive Officers were eligible to earn for 2014:

	2014 Target Equity Incentive Compensation
Named Executive Officer	($)	(% of Total Compensation)
Steven P. Grimes	$1,950,000	70.3%
Angela M. Aman	860,000	63.7%
Niall J. Byrne	325,000	50.0%
Shane C. Garrison	905,000	62.4%
Dennis K. Holland	535,000	58.8%

For 2014, we continued to increase the percentage of each Named Executive Officer’s target equity incentive compensation in relation to his or her total potential compensation. For 2014, target equity incentive compensation represented 50% or more of each of our Named Executive Officer’s total potential compensation at target and, in the case of our Chief Executive Officer, represented 70% of his total potential compensation at target. For 2014, we also increased the amount of the target incentive compensation for each Named Executive Officer as we continue our three-year migration to the median of our 2014 peer group for each of their comparable positions. 2014 represents the second year of such migration.

2014 Equity Incentive Compensation Goals

Each of the Named Executive Officers was only eligible to receive a grant of restricted stock if and to the extent that pre-established company and individual goals were achieved. For 2014, 75% of the target value of our Chief Executive Officer’s equity incentive compensation was based on company goals and 50%-60% of the target value for each of our other Named Executive Officers was based on the achievement of company goals, with the remainder based on the achievement of individual goals. The following table sets forth the percentage of the target value of our equity incentive compensation for 2014 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Total Stockholder Return	Same Store EBITDA	Individual Goals
Steven P. Grimes	37.5%	37.5%	25.0%
Angela M. Aman	30.0%	30.0%	40.0%
Niall J. Byrne	30.0%	30.0%	40.0%
Shane C. Garrison	30.0%	30.0%	40.0%
Dennis K. Holland	25.0%	25.0%	50.0%

For 2014, the company goals were based on (i) relative total stockholder return and (ii) growth in same store EBITDA, which is calculated by reducing our publicly reported same store net operating income by general and administrative expenses, adjusted to exclude items that the Committee does not believe are representative of our ongoing operating performance. The Committee selected relative total stockholder return and growth in same store EBITDA as company goals based on its determination that these are two of the most important objective metrics for measuring our overall performance and utilization of these metrics should strengthen management’s alignment with stockholders. The specific company goals for 2014 were (i) relative total stockholder return equal to or greater than the NAREIT Shopping Center Index for 2014 and (ii) growth in same store EBITDA equal to or greater than 0.75%.

For 2014, the Committee established the following individual goals for the Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes	Goals relating to the facilitation of the preparation and implementation of the Company’s long range plan, including brand building and the development of a succession plan, board relations and management of external constituents

Angela M. Aman	Goals relating to the monitoring of general and administrative expenses and ensuring compliance with recurring departmental budgets, continued migration of the Company to investment grade credit rating through the issuance of a term loan or a private placement, finalizing the internalization of internal audit function and the development of a succession plan

Niall J. Byrne	Goals relating to management of property operating expenses, growth of ancillary revenue and expansion of green initiatives

Shane C. Garrison	Goals relating to the long range portfolio strategy, including acquisitions and dispositions, same store net operating income growth and the development of a succession plan

Dennis K. Holland	Goals relating to the management of expenses for the legal department, replacement of payroll service provider and the development of a succession plan

The Named Executive Officers were only entitled to the portion of their equity incentive compensation award attributable to individual goals if all of their individual goals were met.

2014 Key Business Achievements

In 2014, we made significant progress towards our strategic growth objectives, whether or not tied directly to corporate or individual performance goals, including the following:

•	Achieved total stockholder return of more than 700 basis points above the NAREIT Shopping Center Index return;

•	Operational activity:

•

generated Operating Funds from Operations (Operating FFO) of $257.2 million, or $1.09 per share, compared to $246.8 million, or $1.05 per share for the same period in 2013. See Annex A starting on page A-1 for the definition of Operating FFO and a reconciliation of net income attributable to common shareholders to Operating FFO;

•

achieved a 3.3% increase in same store net operating income over 2013. See Annex A starting on page A-1 for the definition of same store net operating income and a reconciliation of net income attributable to common shareholders to same store net operating income;

•	generated positive comparable cash leasing spreads of 5.3%;

•	signed 3,965,000 square feet of retail leasing transactions comprised of 711 new and renewal leases;

•	achieved recurring general and administrative expenses cost savings;

•	earned same store percentage rent and specialty income of $6.0 million; and

•

continued to strategically remerchandise underperforming tenants and/or categories in order to minimize cash flow volatility over the course of the cycle and reinforce the dominance of our shopping centers;

•	Transaction activity:

•	executed $613.3 million in transaction volume, consisting of $289.6 million of acquisitions, including our pro rata share of unconsolidated joint ventures, and $323.7 million of dispositions;

•	exited nine non-target markets which is representative of our continued execution on our portfolio repositioning strategy; and

•	executed on significant capital markets initiatives, including:

•	received two investment grade credit ratings,

•	closed our inaugural private placement offering by issuing $250 million of senior unsecured notes, and

•	repaid and defeased $179.5 million of mortgage loans.

2014 Equity Incentive Compensation Amounts

For 2014, the Committee determined that all of the company goals had been achieved at the maximum target level and, as a result, each of the Named Executive Officers had earned 200% of the portion of his or her target equity incentive compensation award that was based on company goals. The Committee also determined that each of the Named Executive Officers had met or exceeded his or her individual goals for 2014 and, also as a result of the connection between individual and company goals and the achievement of company goals at the maximum target level, had earned 200% of the portion of his or her equity compensation award that was based on individual goals.

The following table sets forth the dollar values of the restricted stock granted to each of the Named Executive Officers for 2014.

	2014 Restricted Stock Grants
	Company Goals (3-year vesting)		Individual Goals (1-year vesting)
Named Executive Officer	($)	(# of shares)	($)	(# of shares)
Steven P. Grimes	$2,925,000	182,585	$975,000	60,862
Angela M. Aman	1,032,000	64,420	688,000	42,947
Niall J. Byrne	390,000	24,345	260,000	16,230
Shane C. Garrison	1,086,000	67,791	724,000	45,194
Dennis K. Holland	535,000	33,396	535,000	33,396

These grants were approved on February 10, 2015, with the number of shares determined based on the closing price of the Company’s Class A common stock on February 19, 2015. The grants based on the achievement of company goals vest one-third on each of February 20, 2016, 2017 and 2018, and grants based on achievement of individual goals vest fully on February 20, 2016, subject to continued employment through such dates.

Retention Agreements

We have retention agreements with each of the Named Executive Officers. Each retention agreement was automatically renewed for a subsequent two-year term on February 19, 2015, and was amended as of the same date in order to better align certain severance payments made under the retention agreements with the structure of the Company’s bonus program. The agreements, among other things, provide for severance payments generally equal to a multiple of base salary and target incentive award value plus continuation of healthcare benefits for a period of time to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by the Named Executive Officer for good reason. Each of these agreements also provides for full acceleration of vesting of unvested, time-based equity awards upon a change-in-control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason. The retention agreements also require the Named Executive Officers to comply with employee non-solicitation obligations for one year following termination and non-disparagement obligations and require the Named Executive Officers to execute a general release of claims for our benefit at the time of termination in order to be eligible to receive the cash severance payments and continuation of healthcare benefits described above.

We realize that consideration of an acquisition by another company or other change-in-control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for the Named Executive Officers helps encourage the continued dedication of the Named Executive Officers and further aligns the interests of the Named Executive Officers and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of the Named Executive Officers may be expected to be terminated. In addition, we believe these retention agreements, by specifically setting forth severance terms and conditions that are agreed upon in advance with the Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with the Named Executive Officers.

Broad-Based Benefits

In addition to the compensation programs described above, each of the Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: health and dental insurance; group term life insurance; short-term disability coverage; and a tax-qualified 401(k) plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our executives. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of the Named Executive Officers has engaged in any hedging transactions with respect to the Company’s stock or pledged any of his or her shares of stock in the Company. Additionally, we have formal anti-hedging and anti-pledging policies that generally prohibit all of our executive officers and directors, including the Named Executive Officers, from engaging in any hedging transactions or pledging any shares of the Company’s stock. Exceptions to this policy can only be made with the prior approval of the Audit Committee.

2014 Advisory Resolution

At our 2014 annual meeting of stockholders, an advisory resolution approving the compensation paid to our named executive officers for 2013, as disclosed in our proxy statement for the 2014 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 80% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The Committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the Committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2013 and the changes that we made to our executive compensation programs for 2013 and thereafter that were described in our proxy statement for the 2014 annual meeting of stockholders. Accordingly, the Committee did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers for the years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Steven P. Grimes	2014	$825,000	$—	$1,425,000	(1)	$47,965	(3)	$2,297,965
President and Chief Executive Officer	2013	700,000	—	262,500	(2)	2,196	(4)	964,696
	2012	525,000	—	—		1,596	(5)	526,596
Angela M. Aman	2014	$490,000	$—	$675,000	(1)	$21,811	(3)	$1,186,811
Executive Vice President, Chief Financial Officer and Treasurer	2013	425,000	—	96,250	(2)	2,196	(4)	523,446
	2012	335,000	—	—		1,596	(5)	336,596

Niall J. Byrne	2014	$325,000	$—	$325,000	(1)	$25,816	(3)	$675,816
Executive Vice President and President of Property Management	2013	325,000	—	75,000	(2)	2,066	(4)	402,066
	2012	300,000	—	—		1,596	(5)	301,596

Shane C. Garrison	2014	$545,000	$—	$725,000	(1)	$38,734	(3)	$1,308,734
Executive Vice President, Chief Operating Officer and Chief Investment Officer	2013	475,000	—	96,250	(2)	2,196	(4)	573,446
	2012	385,000	—	—		1,596	(5)	386,596

Dennis K. Holland	2014	$375,000	$—	$435,000	(1)	$29,557	(3)	$839,557
Executive Vice President, General Counsel and Secretary	2013	375,000	—	83,750	(2)	2,153	(4)	460,903
	2012	335,000	—	—		1,596	(5)	336,596

(1)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2014, calculated as the closing price per share of our common stock on the NYSE on February 20, 2014 multiplied by the number of shares granted.

(2)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2013, calculated as the closing price per share of our common stock on the NYSE on February 21, 2013 multiplied by the number of shares granted.

(3)	The amounts shown in this column for 2014 include the following:

Name	Company Match to 401(k) Plan	Accrued Vacation Payout*	Group Term Life Insurance Premiums	Total
Steven P. Grimes	$1,500	$45,769	$696	$47,965
Angela M. Aman	$1,500	$19,615	$696	$21,811
Niall J. Byrne	$1,500	$23,750	$566	$25,816
Shane C. Garrison	$1,500	$36,538	$696	$38,734
Dennis K. Holland	$1,500	$27,404	$653	$29,557

*	We reviewed our vacation policy and made certain modifications to the policy in order to bring it in line with market practices and our other compensation and benefits policies, including shifting to the use of a calendar year. In connection with the adoption of the revised vacation policy, we paid all employees, including our Named Executive Officers, the amount of their accrued but unused time off in order to reset all employee vacation balances to zero at January 1, 2014.

(4)	The amounts shown in this column for 2013 include the following: Company match to our 401(k) plan of $1,500 for each Named Executive Officer and group term life insurance premiums of $696 for Messrs. Grimes and Garrison and Ms. Aman, $566 for Mr. Byrne and $653 for Mr. Holland.

(5)	The amounts shown in this column for 2012 include the following: Company match to our 401(k) plan of $1,500 for each Named Executive Officer; and group term life insurance premiums of $96 for each of our Named Executive Officers.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2014.

2014 Grants of Plan-Based Awards
Name	Grant Date	Date of Committee Approval	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Steven P. Grimes	2/21/14	2/11/14	103,940	$1,425,000
Angela M. Aman	2/21/14	2/11/14	49,235	675,000
Niall J. Byrne	2/21/14	2/11/14	23,707	325,000
Shane C. Garrison	2/21/14	2/11/14	52,882	725,000
Dennis K. Holland	2/21/14	2/11/14	31,730	435,000

(1)	All awards were grants of restricted common stock and were made pursuant to our 2008 Long-Term Equity Compensation Plan. The total amount of restricted common stock granted was based on the dollar value of the awards approved on February 11, 2014 and the closing price of our common stock on the NYSE on February 20, 2014.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards table was paid or awarded, are described above under “— Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2014, we granted equity awards to our Named Executive Officers pursuant to our 2008 Long-Term Equity Compensation Plan, as described in the 2014 Grants of Plan-Based Awards table. Of the restricted stock awards granted in 2014 based on the achievement of company goals, one-third vested on February 21, 2015 and one-third will vest on February 21, 2016 and 2017, and each of the restricted stock awards granted in 2014 based on the achievement of individual goals vested fully on February 21, 2015, subject to continued employment through such dates, as detailed below under “— Outstanding Equity Awards at Fiscal Year-End,” provided that, vesting of each award is also subject to acceleration in connection with a change-in-control or certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders.

The terms of the retention agreements that we have entered into with our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2014
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Steven P. Grimes	3,285	(2)	$54,827
	15,108	(3)	252,153
	18,831	(4)	314,289
	25,985	(5)	433,690
	77,955	(6)	1,301,069
Angela M. Aman	6,905	(4)	$115,244
	19,694	(5)	328,693
	29,541	(6)	493,039
Niall J. Byrne	365	(2)	$6,092
	3,957	(3)	66,042
	5,380	(4)	89,792
	9,483	(5)	158,271
	14,224	(6)	237,399
Shane C. Garrison	1,825	(2)	$30,459
	5,036	(3)	84,051
	6,905	(4)	115,244
	21,153	(5)	353,044
	31,729	(6)	529,557
Dennis K. Holland	967	(2)	$16,139
	4,676	(3)	78,042
	6,008	(4)	100,274
	15,865	(5)	264,787
	15,865	(6)	264,787

(1)	Market value is based on a price of $16.69 per share, which was the closing price on the NYSE of one share of our common stock on December 31, 2014.

(2)	The awards vest on April 12, 2016, subject to continued employment through such date.

(3)	The awards have vesting provisions whereby 50% of the awards vested on March 13, 2015 and 50% of the awards vest on March 13, 2017, subject to continued employment through such dates.

(4)	The awards have vesting provisions whereby 50% of the awards vest on February 21, 2016 and 50% of the awards vest on February 21, 2018, subject to continued employment through such dates.

(5)	The awards are based on the achievement of each Named Executive Officer’s individual goals and fully vested on February 21, 2015.

(6)	The awards are based on the achievement of Company goals and vested one-third on February 21, 2015 and will vest one-third on February 21, 2016 and 2017, subject to continued employment through such dates.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted common stock that vested in 2014. The value realized on vesting is the product of (1) the closing price per share of our common stock on the NYSE on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were sales reported), multiplied by (2) the number of shares vesting.

2014 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	3,284	$45,516
Angela M. Aman	—	—
Niall J. Byrne	365	5,059
Shane C. Garrison	1,825	25,295
Dennis K. Holland	967	13,403

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

As of December 31, 2014, pursuant to the terms of our 2014 Long-Term Equity Compensation Plan and the applicable award agreements, all outstanding unvested shares of restricted stock held by each of the Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that the Named Executive Officer’s employment is terminated by us without cause or as a result of death, disability or retirement. The terms cause and change-in-control are specifically defined in the applicable documents, with the term change-in-control defined to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

Retention Agreements

We have retention agreements with each of the Named Executive Officers. The initial term of each agreement was for two years beginning on February 19, 2013, with automatic two-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Each retention agreement was automatically renewed for a subsequent two-year term on February 19,

2015, and was amended as of the same date in order to better align certain severance payments made under the retention agreements with the structure of the Company’s bonus program. Generally, if any of the Named Executive Officers is terminated for any reason, under the retention agreements, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year; and (ii) non-disparagement obligations.

Each retention agreement, as amended, provides for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by the Named Executive Officer for good reason:

•

a cash payment equal to one times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) the Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason, (ii) the dollar amount of the Named Executive Officer’s target annual bonus, including both the target cash and equity components, for the year in which the termination occurs or the prior year if a target annual cash bonus or equity award amount had not yet been established for such year that would be paid had termination not occurred and all performance-based milestones had been achieved;

•	all unpaid annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the date of termination; and

•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for up to 18 months after termination;

provided that the Named Executive Officer enters into a general release of claims for our benefit in connection with such termination.

In addition, the retention agreements provide that upon a change-in-control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason, all of such Named Executive Officer’s outstanding unvested equity awards that are only subject to time-based vesting conditions will fully vest. This acceleration of vesting will not apply to any equity awards that are subject to performance-based vesting conditions.

Under the retention agreements, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Code subject to an excise tax, the Named Executive Officer’s payments and other termination benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction would result in greater after-tax payments and benefits to the Named Executive Officer.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease or other transfer of all or substantially all of the assets of the Company.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2014. The closing market price of our common stock on the NYSE on December 31, 2014 was $16.69 per share.

	Involuntary Termination Without Cause/For Good Reason (Non-Change- in-Control)	Involuntary Termination Without Cause/For Good Reason (Change-in- Control)	Death or disability	Change-in- Control (No Termination)
Steven P. Grimes (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	2,775,000	5,550,000	—	—
Benefits Continuation (3)	29,742	29,742	—	—
Unvested Equity Awards (4)	2,356,028	2,356,028	2,356,028	2,356,028

Total	$5,160,770	$7,935,770	$2,356,028	$2,356,028

Angela M. Aman (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	1,350,000	2,700,000	—	—
Benefits Continuation (3)	29,742	29,742	—	—
Unvested Equity Awards (4)	936,976	936,976	936,976	936,976

Total	$2,316,718	$3,666,718	$936,976	$936,976

Niall J. Byrne (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	650,000	1,300,000	—	—
Benefits Continuation (3)	29,742	29,742	—	—
Unvested Equity Awards (4)	557,596	557,596	557,596	557,596

Total	$1,237,338	$1,887,338	$557,596	$557,596

Shane C. Garrison (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	1,450,000	2,900,000	—	—
Benefits Continuation (3)	29,742	29,742	—	—
Unvested Equity Awards (4)	1,112,355	1,112,355	1,112,355	1,112,355

Total	$2,592,097	$4,042,097	$1,112,355	$1,112,355

Dennis K. Holland (1)(2)
Bonus	$—	$—	$—	$—
Cash Severance	910,000	1,820,000	—	—
Benefits Continuation (3)	29,742	29,742	—	—
Unvested Equity Awards (4)	724,029	724,029	724,029	724,029

Total	$1,663,771	$2,573,771	$724,029	$724,029

(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

(2)	In the event that any payments and benefits to be paid or provided to the Named Executive Officer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, the Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the Named Executive Officer.

(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2014 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans.

(4)	For all Named Executive Officers, outstanding equity awards fully vest upon a change-in-control, the Named Executive’s termination upon death or disability or termination by us without cause or by the Named Executive Officer for good reason. As of December 31, 2014, Messrs. Grimes, Byrne, Garrison and Holland and Ms. Aman held unvested restricted common stock as follows: Mr. Grimes — 141,164 shares; Mr. Byrne — 33,409 shares; Mr. Garrison — 66,648 shares; Mr. Holland — 43,381 shares; and Ms. Aman — 56,140 shares. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2014” table.

Compensation Risks

The Committee monitors the Company’s compensation policies and practices for its employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on equity incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on the Company, the Committee primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company primarily because of the following reasons:

•

there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet goals under our equity incentive compensation program and decline in value of shares of stock previously granted under our equity incentive compensation program that are subject to vesting over three years or one year, as applicable;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our equity incentive program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in the Company, which aligns their interests with those of stockholders.

Executive and Director Compensation Process

Overall, the Executive Compensation Committee is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation.

The Executive Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the Executive Compensation Committee have occurred at regular meetings scheduled well in advance by the Executive Compensation Committee; however, the Executive Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Executive Compensation Committee and our Chief Executive Officer, although they reflect the direction of the full Executive Compensation Committee. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the Executive Compensation Committee or other advisor to the Company or the Executive Compensation Committee.

For 2014, our Chief Executive Officer made recommendations to the Executive Compensation Committee regarding base salaries and the target amounts, structure and goals for our equity incentive program, provided detailed information to the Executive Compensation Committee regarding the performance of our other executive officers during 2014 and made recommendations regarding payouts under our equity incentive program. In addition, our Chief Executive Officer provided the Executive Compensation Committee with the financial and other information necessary to determine whether the company goals and each executive officer’s individual goals under our equity incentive program for 2014 had been achieved.

As noted above in “Compensation Discussion and Analysis,” the Executive Compensation Committee engaged SH&P to assist the Executive Compensation Committee in conducting a comprehensive review of our executive compensation programs and levels. In October 2013, SH&P prepared a written report providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for the Named Executive Officers, (ii) analysis of our current annual and long-term incentive programs with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved review of the documents governing our current executive compensation levels and programs and an external analysis which involved review of the 2014 peer group, and (iv) SH&P’s recommendations regarding the overall design of our executive compensation program for 2014. Following the delivery of this written report, the Executive Compensation Committee consulted with SH&P during late 2013 regarding our executive compensation programs. This report and the Executive Compensation Committee’s consultations primarily related to and were used for purposes of structuring 2014 executive compensation. The Executive Compensation Committee retained direct responsibility for the appointment, compensation and oversight of the work of SH&P, and instructed SH&P to report directly to the Executive Compensation Committee. We have concluded that the work of SH&P did not raise any conflict of interest.

The Executive Compensation Committee and, with respect to equity awards, the independent members of the Board ultimately made all determinations regarding compensation payable to our executive officers and the terms of the retention agreements for our executive officers.

The Board and Executive Compensation Committee review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the Executive Compensation Committee in making recommendations regarding director compensation. In 2013, the Executive Compensation Committee engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2014.

Director and Officer Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors and senior management with those of our stockholders and for directors and senior management to hold equity ownership positions in the Company. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock or phantom shares in the Company, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$375,000
Chief Executive Officer	5x annual base salary
Other named executive officers	3x annual base salary

The stock ownership guideline for our non-employee directors increased effective January 1, 2015 from $287,500 previously. Our non-employee directors, Chief Executive Officer and other Named Executive Officers are expected to gain compliance with these ownership guidelines by the later of (1) the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the chief executive officer or a named executive officer or (2) December 31, 2017. Thereafter, compliance with these ownership guidelines will be measured as of the end of each fiscal year thereafter.

For purposes of these ownership guidelines, the value of shares of common stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our Class A common stock (1) on the date of purchase or grant of such shares or (2) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of the Company, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Richard P. Imperiale (Chairman)

Frank A. Catalano, Jr.

Gerald M. Gorski

Peter L. Lynch

Barbara A. Murphy

Thomas J. Sargeant

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights; (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a))

	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders	64,400	$19.32	3,619,664	(1)

Equity Compensation Plans not approved by Stockholders	N/A	N/A	N/A

(1)	Represents shares of common stock remaining available under our 2014 Long-Term Equity Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of the stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not a substitute of, any other policy of the Company relating to approval of conflict of interest transactions. There were no such related person transactions in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 27, 2015, regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and Named Executive Officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following tables are based on 237,191,139 shares of common stock outstanding, which was the amount of shares outstanding as of February 27, 2015, plus for each person, the number of shares that person has the right to acquire within 60 days after such date. None of the directors or Named Executive Officers own Series A preferred stock except as set forth below:

	Total Common Stock
Name and Address of Beneficial Owners (1)	Number of Shares (2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Gerald M. Gorski (3)	24,402	*
Frank A. Catalano, Jr. (4)	28,408	*
Paul R. Gauvreau (4)	65,671	*
Richard P. Imperiale (5)	30,879	*
Peter L. Lynch	4,987	*
Kenneth E. Masick (5)	36,079	*
Barbara A. Murphy (4)	26,679	*
Thomas J. Sargeant	23,869	*
Steven P. Grimes	381,687	*
Angela M. Aman	153,899	*
Niall J. Byrne	69,468	*
Shane C. Garrison (6)	173,583	*
Dennis K. Holland	105,761	*
All directors and Named Executive Officers as a group (13 persons)	1,125,372	*

5% Holders
The Vanguard Group, Inc. (7)	33,559,950	14.15%
Cohen & Steers (8)	24,006,337	10.12%
Vanguard Specialized Funds (9)	17,562,928	7.40%
BlackRock, Inc. (10)	12,958,805	5.46%

*	Less than 1% of the total shares of common stock outstanding.

(1)	The address of each of the persons listed above is 2021 Spring Road, Suite 200, Oak Brook, IL 60523.

(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)	Includes 8,600 shares of Class A common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(4)	Includes 10,600 shares of Class A common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)	Includes 12,000 shares of Class A common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(6)	Mr. Garrison also beneficially owns 1,000 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding, which was the amount of shares outstanding as of February 27, 2015.

(7)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2015. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 485,165 shares of common stock, shared voting power with respect to 46,200 shares of common stock, sole dispositive power with respect to 33,376,485 shares of common stock and shared dispositive power with respect to 183,465 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 27, 2015.

(8)	Information regarding Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Ltd is based on a Schedule 13G/A filed by such entities with the SEC on February 10, 2015. Cohen & Steers, Inc.’s and Cohen & Steers Capital Management, Inc.’s address is 280 Park Avenue, 10th Floor, New York, NY 10017. Cohen & Steers UK Ltd’s address is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN. The Schedule 13G/A indicates that Cohen & Steers, Inc. has sole voting power with respect to 10,963,829 shares of common stock and sole dispositive power with respect to 24,006,337 shares of common stock, that Cohen & Steers Capital Management, Inc. has sole voting power with respect to 10,963,829 shares of common stock and sole dispositive power with respect to 23,836,161 shares of common stock, and that Cohen & Steers UK Ltd has sole dispositive power with respect to 170,176 shares of common stock. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 27, 2015.

(9)	Information regarding Vanguard Specialized Funds is based on a Schedule 13G/A filed by Vanguard Specialized Funds with the SEC on February 6, 2015. Vanguard Specialized Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard Specialized Funds has sole voting power with respect to all such shares of common stock and sole dispositive power with respect to none of such shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 27, 2015.

(10)	Information regarding BlackRock, Inc. (BlackRock) is based on a Schedule 13G filed by BlackRock with the SEC on February 3, 2015. BlackRock’s address is 55 East 52nd Street, New York, NY 10022. The Schedule 13G indicates that BlackRock has sole voting power with respect to 12,230,591 shares of common stock, sole dispositive power with respect to 12,958,805 shares of common stock and shared dispositive power with respect to none of such shares. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on February 27, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON

EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2011 annual meeting of stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for the 2015 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and Executive Compensation Committee will review and consider the voting results when evaluating the executive compensation program for 2015 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2015. Deloitte & Touche has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte & Touche as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for professional audit services rendered for the audits of our annual financial statements by Deloitte & Touche and fees for other services rendered by them:

	2014	2013
Audit Fees (1)	$1,365,300	$1,332,000
Audit Related Fees (2)	119,000	162,100
Tax Fees (3)	207,625	175,725

Total Fees	$1,691,925	$1,669,825

(1)	Audit fees include the financial statement audit, audit of internal controls over financial reporting and the issuance of independent registered public accounting firm’s consents and comfort letters.

(2)	Audit related fees primarily include the review of documents as well as fees related to stand-alone reporting requirements for a consolidated subsidiary.

(3)	Tax fees primarily consist of fees for the review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the PCAOB to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved 100% of the fees described above.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2016 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2016 annual meeting of stockholders must be received by the Company on or before December 3, 2015 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2016 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2016 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 3, 2015 nor later than December 3, 2015, unless the Company’s 2016 annual meeting of stockholders is scheduled to take place before April 22, 2016 or after June 21, 2016. A stockholder’s notice will be timely if it sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary at our principal executive offices. A copy of our bylaws, as amended and restated, is filed as Exhibit 3.1 to our current report on Form 8-K, filed on July 20, 2012, as further amended, such amendment filed as Exhibit 3.1 to our current report on Form 8-K, filed on February 12, 2014, and such filings are available at the SEC Internet site (http://www.sec.gov).

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

Oak Brook, Illinois March 31, 2015	/s/ Dennis K. Holland Dennis K. Holland Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES, INCLUDING YOUR PROXIES AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

ANNEX A:

INFORMATION REGARDING CERTAIN FINANCIAL MATTERS

As defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, Funds From Operations (FFO) means net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of depreciable real estate, plus depreciation and amortization and impairment charges on depreciable real estate, including amounts from continuing and discontinued operations as well as adjustments for unconsolidated joint ventures in which the Company holds an interest. The Company has adopted the NAREIT definition in its computation of FFO. The Company believes that, subject to the following limitations, FFO provides a basis for comparing its performance and operations to those of other real estate investment trusts (REITs).

The Company also reports Operating FFO, which is defined as FFO excluding the impact of discrete non-operating transactions and other events which the Company does not consider representative of the comparable operating results of its core business platform, its real estate operating portfolio. Specific examples of discrete non-operating transactions and other events include, but are not limited to, the financial statement impact of gains or losses associated with the early extinguishment of debt or other liabilities, actual or anticipated settlement of litigation involving the Company, and impairment charges to write down the carrying value of assets other than depreciable real estate, which are otherwise excluded from the Company’s calculation of FFO. The Company believes that FFO and Operating FFO, which are non-GAAP performance measures, provide an additional and useful means to assess the operating performance of REITs. Neither FFO nor Operating FFO represent alternatives to “Net Income” as an indicator of the Company’s performance or “Cash Flows from Operating Activities” as determined by GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends. Further, comparison of the Company’s presentation of Operating FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

The Company also reports same store net operating income (same store NOI). The Company defines net operating income (NOI) as operating revenues (rental income, tenant recovery income and other property income, excluding straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fee income) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line ground rent expense, amortization of acquired ground lease intangibles and straight-line bad debt expense). Same store NOI represents NOI from the Company’s same store portfolio consisting of 197 operating properties as of December 31, 2014 that were acquired or placed in service and stabilized prior to January 1, 2013. NOI from other investment properties represents NOI primarily from properties acquired during 2013 and 2014, the Company’s development properties, a property where the Company began activities during 2014 in anticipation of a future redevelopment, the investment properties that were sold or held for sale in 2014 that did not qualify for discontinued operations treatment and the historical ground rent expense related to an existing same store investment property that was subject to a ground lease with a third party prior to the Company’s acquisition of the fee interest during 2014. NOI consists of the sum of same store NOI and NOI from other investment properties. The Company believes that same store NOI and NOI from other investment properties are useful measures of the Company’s operating performance. Other REITs may use different methodologies for calculating these metrics, and accordingly, the Company’s NOI metrics may not be comparable to other REITs. The Company believes that these metrics provide an operating perspective not immediately apparent from operating income or net income attributable to common shareholders as defined within GAAP. The Company uses these metrics to evaluate its performance on a property-by-property basis because these measures allow management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, these measures should only be used as alternative measures of the Company’s financial performance.

Retail Properties of America, Inc.

Funds From Operations (FFO) and Operating FFO (a)

(amounts in thousands, except per share amounts)

(unaudited)

	Year Ended December 31,
	2014	2013
Net income attributable to common shareholders	$33,850	$4,176
Depreciation and amortization	216,676	241,152
Provision for impairment of investment properties	72,203	92,319
Gain on sales of investment properties (b)	(67,009)	(70,996)

FFO	$255,720	$266,651

FFO per common share outstanding	$1.08	$1.14

FFO	$255,720	$266,651
Impact on earnings from the early extinguishment of debt, net	10,479	(15,914)
Joint venture investment impairment	—	1,834
Reversal of excise tax accrual (c)	(4,594)	—
Provision for hedge ineffectiveness	12	(912)
Gain on extinguishment of other liabilities	(4,258)	(3,511)
Other	(199)	(1,349)

Operating FFO	$257,160	$246,799

Operating FFO per common share outstanding	$1.09	$1.05

(a)	Includes amounts from discontinued operations and our pro rata share from our unconsolidated joint ventures.

(b)	Gain on sales of investment properties for the year ended December 31, 2014 includes the gain on change in control of investment properties of $24,158 recognized pursuant to the dissolution of our joint venture arrangement with our partner in our MS Inland unconsolidated joint venture on June 5, 2014. Gain on sales of investment properties for the year ended December 31, 2013 includes the gain on sale of joint venture interest of $17,499 and the gain on change in control of investment properties of $5,435 recognized pursuant to the dissolution of our RioCan unconsolidated joint venture on October 1, 2013.

(c)	Included in “Other income, net” in the consolidated statements of operations.

Retail Properties of America, Inc.

Reconciliation of Net Income Attributable to Common Shareholders to NOI

(amounts in thousands)

	Year Ended December 31,
	2014	2013
Operating revenues:
Same store investment properties (197 properties):
Rental income	$395,800	$386,962
Tenant recovery income	96,130	91,295
Other property income	6,749	6,759
Other investment properties:
Rental income	72,734	46,287
Tenant recovery income	19,589	10,667
Other property income	795	286
Operating expenses:
Same store investment properties (197 properties):
Property operating expenses	(77,114)	(76,287)
Real estate taxes	(65,339)	(63,758)
Other investment properties:
Property operating expenses	(16,355)	(9,082)
Real estate taxes	(13,434)	(7,433)
NOI from continuing operations:
Same store investment properties	356,226	344,971
Other investment properties	63,329	40,725

Total NOI from continuing operations	419,555	385,696

Other income (expense):
Straight-line rental income, net	4,781	(381)
Amortization of acquired above and below market lease intangibles, net	2,076	976
Amortization of lease inducements	(707)	(253)
Lease termination fees	2,667	8,605
Straight-line ground rent expense	(3,889)	(3,486)
Amortization of acquired ground lease intangibles	560	93
Depreciation and amortization	(215,966)	(222,710)
Provision for impairment of investment properties	(72,203)	(59,486)
General and administrative expenses	(34,229)	(31,533)
Gain on extinguishment of other liabilities	4,258	—
Equity in loss of unconsolidated joint ventures, net	(2,088)	(1,246)
Gain on sale of joint venture interest	—	17,499
Gain on change in control of investment properties	24,158	5,435
Interest expense	(133,835)	(146,805)
Other income, net	5,459	4,741

Total other expense	(418,958)	(428,551)

Income (loss) from continuing operations	597	(42,855)
Discontinued operations:
(Loss) income, net	(148)	9,396
Gain on sales of investment properties	655	41,279

Income from discontinued operations	507	50,675
Gain on sales of investment properties	42,196	5,806

Net income	43,300	13,626

Net income attributable to the Company	43,300	13,626
Preferred stock dividends	(9,450)	(9,450)

Net income attributable to common shareholders	$33,850	$4,176

RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Dennis K. Holland and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 9:00 a.m. Eastern Time at the Four Seasons Hotel – Washington, D.C., 2800 Pennsylvania Avenue N.W., Washington, D.C. 20007, on May 21, 2015, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND “FOR” THE RATIFICATION OF AUDITORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)	SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.	Please mark vote as indicated in this example	☒

PROPOSAL 1: Elect eight directors:	FOR	AGAINST	ABSTAIN

01. FRANK A. CATALANO, JR.	☐	☐	☐

02. PAUL R. GAUVREAU	☐	☐	☐

03. GERALD M. GORSKI	☐	☐	☐

04. STEVEN P. GRIMES	☐	☐	☐

05. RICHARD P. IMPERIALE	☐	☐	☐

06. PETER L. LYNCH	☐	☐	☐

07. KENNETH E. MASICK	☐	☐	☐

08. THOMAS J. SARGEANT	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	Approval of an advisory resolution on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 3:	Ratification of Deloitte & Touche LLP as Retail Properties of America, Inc.’s independent registered public accounting firm for 2015.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:	, 2015

Signature:

Signature (if held jointly):

Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

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